Exhibit 10.23

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (the “Amendment”) to the Employment Agreement, dated September 1, 1997 (the “Employment Agreement”), by and between Walco International, Inc. (the “Company”) and Greg Eveland (the “Executive”), is made as of June 30, 2005, by and among the Company and the Executive. Steer Parent Corporation, a Delaware corporation (“Parent Corp.”), is a party to this Amendment solely for the purposes of Sections 8 and 9 of this Amendment.

WHEREAS, on May 26, 2005, Parent Corp., Steer Intermediate Corporation, a Delaware corporation (“Intermediate Corp.”), Steer Acquisition Corporation, a Delaware corporation (“Acquisition Corp.”), Walco Holdings, Inc., a Delaware corporation (“Walco”), the parent of the Company, and certain other parties signatory thereto entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Acquisition Corp. is to merge with and into Walco (the “Merger”) with Walco surviving such Merger and becoming a wholly-owned subsidiary of Intermediate Corp.; and

WHEREAS, subject to the closing of the Merger, the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2. The second Whereas clause of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Operating Officer and the Executive wishes to accept such employment;

3. Section 3.1 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

3.1 During the term hereof, the Executive shall serve the Company as its Chief Operating Officer. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

4. Effective as of July 1, 2005, Section 4.1 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

4.1 Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Two Hundred Twenty-Five Thousand Dollars ($225,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

5. Section 4.2 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

4.2 Bonus Compensation. The Executive shall be eligible each fiscal year during the term hereof to earn bonus compensation of up to a maximum of One Hundred Seventy-Five Thousand Dollars ($175,000), based on his achievement of performance objectives established annually by the Board of Directors of the Company (the “Board”) or a committee thereof. The bonus compensation described in this Section 4.2 is hereafter referred to as the “Bonus.”

6. Section 4.3 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

4.3 Restricted Stock. The Executive will be entitled to purchase shares (the “Common Shares”) of the common stock, par value $0.01 per share (“Common Stock”), of Parent Corp. at fair market value representing 2.55% of the aggregate number of shares of capital stock of Parent Corp. outstanding on the Closing Date. Shares of Common Stock issued to the Executive pursuant to this Section 4.3 will (i) vest (A) with respect to half of such shares, pro rata on an annual basis during the five (5) year period immediately following the date of issue or (B) with respect to the other half of such shares, based on the achievement of certain performance objectives, in each case as set forth in the applicable restricted stock agreement between Parent Corp. and the Executive, (ii) be subject to Parent Corp.’s 2005 Stock Option and Grant Plan and the terms of restricted stock issued thereunder and (iii) be subject to the terms of that certain Stockholders Agreement, dated as of June 29, 2005, by and among Parent Corp. and the stockholders of Parent Corp. signatories thereto (the “Stockholders Agreement”).

7. Section 4.4 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

4.4 [Intentionally Omitted.]

8. Notwithstanding anything to the contrary contained in Section 4.10 of the Stockholders Agreement or Section 3 of the Restricted Stock Agreements to be entered into by and between Parent Corp. and the Executive on the date of the closing of the Merger (the “RS Agreements”), upon the Executive no longer being employed by Walco or the Company for any reason: (a) if the Executive’s employment is terminated by Walco or the Company without Cause, the Executive terminates his employment for Good Reason or the Executive’s employment terminates due to the death or disability of the Executive and Parent Corp. elects to repurchase any shares (the “Preferred Shares”) of Parent Corp.’s Series A Preferred Stock, par value $0.01 per share, owned by the Executive or any Common Shares owned by the Executive, then Parent Corp. must repurchase all Preferred Shares and Common Shares owned by the Executive; (b) if the Executive’s employment is terminated by Walco or the Company for Cause or the Executive terminates his employment without Good Reason, the per share purchase price for any repurchases of any Preferred Shares and/or Common Shares owned by the Executive by Parent Corp. will be equal to the price paid by the Executive to Parent Corp. to purchase such Preferred Shares and Common Shares from Parent Corp., respectively; (c) if the Executive’s employment is terminated for any reason identified in (a) above, the per share purchase price for any repurchases of any Preferred Shares or Common Shares owned by the Executive by Parent Corp. will be equal to the greater of (x) the price paid by the Executive to Parent Corp. to purchase such Preferred Shares and Common Shares from Parent Corp., respectively, and (y) the fair market value of such Preferred Shares and Common Shares as determined pursuant to the Stockholders Agreement and RS Agreements, respectively, (d) in the event that (i) the Executive’s employment is terminated by Walco or the Company without Cause or the Executive terminates his employment with Good Reason, (ii) Parent Corp. has thereafter repurchased all of the Preferred Shares and Common Shares owned by the Executive pursuant to Section 4.10 of the Stockholders Agreement and Section 3 of the RS Agreements (a “Repurchase”), and (iii) within twelve (12) months of such date of termination of employment a Sale Event (as defined in the Stockholders Agreement) is consummated, then the Executive will have the right to receive from Parent Corp. the difference, if any, between the aggregate consideration the Executive would have received in such Sale Event for the Preferred Shares and Common Shares that were Vested Shares (as defined in the RS Agreements, respectively) as of the date of such termination so repurchased by Parent Corp. minus the aggregate consideration the Executive actually received from Parent Corp. in the Repurchase for such Preferred Shares and Common Shares that were Vested Shares as of the date of such termination; and (e) if Parent Corp. elects to repurchase any Preferred Shares or any Common Shares owned by the Executive, such repurchase must be within the time period specified in Section 4.10 of the Stockholders Agreement; provided, however, with respect to clauses (b) and (c) above, if any of the Common Shares are Restricted Shares (as defined in the RS Agreements), the per share purchase price for such Common Shares shall be the price paid by the Executive to Parent Corp. to purchase such Common Shares from Parent Corp.

9. If, during the twelve (12) months immediately following the date hereof, the Executive’s employment is terminated by Walco or the Company without Cause or the Executive terminates his employment for Good Reason, the Executive may elect to have repurchased all of the Preferred Shares held by the Executive on the date of such termination. Any such election must be made by written notice (the “Put Notice”) to Parent Corp. within fifteen (15) days of the date the Executive’s employment is so terminated. The per share purchase price for any repurchases of any Preferred Shares owned by the Executive by Parent Corp. pursuant to this Section 9 will be equal to the price paid by the Executive to Parent Corp. to purchase such Preferred Shares from Parent Corp. (the “Put Price”). Subject to the receipt by Parent Corp. of all certificates representing the Preferred Shares to be repurchased pursuant to this Section 9, duly endorsed for transfer and free and clear of any liens and encumbrances, Parent Corp. shall, within fifteen (15) days of its receipt of the Put Notice, pay to the Executive in cash the aggregate Put Price; provided, however, that in no event shall Parent Corp. or any of its affiliates be required to make any payment pursuant to this Section 9 until such time as such payment is permitted under all agreements related to indebtedness for borrowed money to which Parent Corp. or any of its Subsidiaries is a party.

10. Legal Expenses. The Company agrees to reimburse the Executive, Jim Robison and William Lacey for the reasonable expenses of one attorney to negotiate the terms of this Amendment, the amendments to the employment agreements of Mr. Robison and Mr. Lacey, the Stockholders Agreement and the RS Agreements of the Executive, Mr. Robison and Mr. Lacey, not to exceed $5,000 in the aggregate.

11. Effectiveness. This Amendment shall become effective as of the date of the closing of the Merger (the “Closing Date”). This Amendment shall terminate, and cease to have any force or effect, in the event that the Merger Agreement is terminated pursuant to Section 10 of the Merger Agreement on or before the Closing Date. Except as set forth in this Amendment, all terms and provisions of the Employment Agreement, including Sections 7, 8 and 9 thereof, shall survive the Merger and shall remain in full force and effect in accordance with the terms thereof.

12. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Texas.

13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

WALCO INTERNATIONAL, INC.

By:	/s/ James Robison
Name:	James Robison
Title:	Chief Executive Officer

/s/ Greg Eveland
Greg Eveland

STEER PARENT CORPORATION, solely for the purposes of Sections 8 and 9 hereof

By:	/s/ Mark Rosen
Name:
Title: